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              [Letterhead of Proskauer Rose Goetz & Mendelsohn LLP]







                                               November 20, 1995

The Alpine Group, Inc.
1790 Broadway
New York, New York 10019

Ladies and Gentlemen:

          You have requested our opinion in connection with the filing by The Alpine Group, Inc., a Delaware corporation ("Alpine"), with the Securities and Exchange Commission of a Registration Statement on Form S-4 (Registration Statement No. 33-61911) (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to $153,000,000 principal amount of Alpine's 12-1/4% Series B Senior Secured Notes due 2003 (the "New Notes"). The Registration Statement relates to the offer (the "Exchange Offer") by Alpine to exchange the New Notes for $153,000,000 principal amount of Alpine's outstanding 12-1/4% Senior Secured Notes due 2003 (the "Old Notes").

          We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons who signed such documents. Terms which are capitalized but not defined herein shall have their meanings as defined in the prospectus (the "Prospectus") contained in the Registration Statement.

          Based upon the foregoing and subject to the limitations, qualifications, explanations, discussions and descriptions set forth in the Prospectus, it is our opinion that for U.S. federal income tax purposes:

          (i) The exchange pursuant to the Exchange Offer of Old Notes for New Notes will not be treated as a taxable exchange and the New Notes will be treated as a continuation of the Old Notes. Accordingly, a U.S. Holder will not recognize gain or loss upon such exchange.
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The Alpine Group, Inc.
November 20, 1995
Page 2


          (ii) Interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.

          (iii) The Notes will be issued with original issue discount ("OID") , and a U.S. Holder will be required to include in income on an accrual basis the applicable portion of OID for the period during the taxable year in which it holds the Notes, as determined in accordance with applicable Internal Revenue Code ("Code") and Treasury Regulations provisions.

          (iv) Upon the sale, exchange (except pursuant to the Exchange Offer as provided above), retirement or other disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holder's adjusted tax basis in the Note. Generally, with the exception of any accrued Market Discount, any gain or loss recognized by a U.S. Holder upon a sale, retirement or other disposition of the Note will be long-term capital gain or loss if the Note has been held for more than one year.

          (v) If a subsequent U.S. Holder acquires a Note for an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's stated redemption price at maturity ("Bond Premium"), the U.S. Holder may elect, in accordance with applicable Code provisions, to amortize the Bond Premium over the remaining term of the Note. The amount of Bond Premium amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note.

          (vi) If a holder purchases a Note for an amount that is less than its issue price (or in the case of a subsequent purchaser, its "revised issue price," as defined in the Code) as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified DE MINIMIS amount. Accrued market discount will be recognized as ordinary income to the extent of any gain recognized on the sale, exchange, retirement or other disposition of the Note, and a holder will be required to

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The Alpine Group, Inc.
November 20, 1995
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defer until the time of disposition the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note, unless the U.S. Holder elects to include market discount in income as it accrues.

          (vii) In general, with respect to gain on the sale, exchange, retirement or other disposition of a Note, or redemption premium and interest (including OID) received or accrued on a Note, a Non-U.S. Holder will not be subject to U.S. federal withholding tax, and unless engaged in a trade or business in the United States to which such gain, premium and interest (including OID) on the Note is effectively connected, will not be subject to U.S. federal income tax (subject to the discussion thereof set forth in full in the Prospectus under "Certain U.S. Federal Income Tax Consequences--Non-U.S. Holders").

          The foregoing opinions relate only to matters of Federal law and do not purport to express any opinion on the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions, "Certain U.S. Federal Income Tax Consequences" and "Legal Matters," in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

          Except to the extent provided in the preceding paragraph, this opinion is rendered solely to Alpine in connection with the Exchange Offer and may not be relied upon by, nor may copies be delivered to, any other person or entity for any purpose without our prior written consent.

                                   Very truly yours,


                                   /s/ Proskauer Rose Goetz
                                        & Mendelsohn LLP